Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of March 9, 2022, by and among Tailwind Two Acquisition Corp., a Cayman Islands exempted company (the “Acquiror”), Titan Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”) and Terran Orbital Corporation, a Delaware corporation (the “Company”). Acquiror, Merger Sub, and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

This Amendment is entered into by the Parties in accordance with Section 11.10 (Amendments) of the Agreement and Plan of Merger, dated as of October 28, 2021, as amended by Amendment No. 1 dated February 8, 2022, by and among Acquiror, Merger Sub, and the Company (as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). Capitalized terms used and not otherwise defined in this Amendment have the meanings given to such terms in the Merger Agreement.

Subject to and upon the terms and conditions set forth herein, the Merger Agreement is hereby amended effective from and after the date hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.            Section 1.01(a). Section 1.01(a) of the Merger Agreement is hereby amended by deleting the definition of “Net Debt” set forth therein.

2.            Section 9.01(h). Section 9.01(h) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Acquiror Shareholder Redemption. Acquiror Shareholders shall not have elected to redeem a number of shares of Acquiror Class A Common Stock pursuant to the Acquiror Shareholder Redemption which would result in greater than 85% of the aggregate number of shares of Acquiror Class A Common Stock outstanding prior to the effectiveness of the Domestication being redeemed thereby.”

3.            Schedule 6.06. Schedule 6.06 to the Merger Agreement is hereby amended by adding the following item in proper numerical order as follows:

“10. Note Purchase Agreement (as may be amended pursuant to the Senior Secured Note Debt Rollover)”

4.            Amended Agreement. Each reference to “this Agreement,” “herein,” “hereto,” “hereof” and words of similar import set forth in the Merger Agreement and each reference to the Merger Agreement in any other agreement, document or other instrument shall, in each case, refer to the Merger Agreement as modified by this Amendment. Except as specifically set forth in this Amendment, the Merger Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed.

5.            Conflict. The Parties agree and acknowledge that to the extent any terms, conditions or provisions of this Amendment are in any way inconsistent with or in conflict with any term, condition or provision of the Merger Agreement, this Amendment shall govern and control.

6.            General Provisions; Incorporation by Reference. Article XI (Miscellaneous) of the Merger Agreement is hereby incorporated by reference into this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

TAILWIND TWO ACQUISITION CORP.

By:	/s/ Chris Hollod
Name:	Chris Hollod
Title:	Co-Chief Executive Officer

Signature Page – Second Amendment to Merger Agreement

TITAN MERGER SUB, INC.

By:	/s/ Philip Krim
Name:	Philip Krim
Title:	President

Signature Page – Second Amendment to Merger Agreement

TERRAN ORBITAL CORPORATION

By:	/s/ Marc Bell
Name:	Marc Bell
Title:	President and Chief Executive Officer

Signature Page – Second Amendment to Merger Agreement